[Letterhead of Pritchett, Silver & Hardy]

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              ---------------------------------------------------

June 22,2000

U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Balanced Living, Inc., a Colorado corporation (the "Registrant"), SEC File No. 333-69415, to be filed on or about June 23, 2000, covering the registration and issuance of 100,000 shares of common stock to an individual consultant


Ladies and Gentlemen:

          We hereby consent to the use of our report for the years ended December 31, 1999, dated March 2, 2000, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/ Pritchett, Siler & Hardy
Certified Public Accountants